Exhibit 99.1

Ford Credit Earns Third Quarter 2014 Pre-Tax Profit of $498 Million; Net Income of $718 Million*

DEARBORN, Mich., Oct. 24, 2014 – Ford Motor Credit Company reported a pre-tax profit of $498 million in the third quarter of 2014, compared with $427 million a year earlier. The higher pre-tax profit was more than explained by higher volume, reflecting increases in nearly all financing products, including non-consumer and consumer finance receivables globally, as well as leasing in North America. Ford Credit’s net income was $718 million in the third quarter of 2014, compared with $272 million in the previous year. The increase was primarily driven by favorable tax items recorded in the third quarter.

“We continue to provide solid profits and strong support for Ford Motor Company’s growth plans,” Chairman and CEO Bernard Silverstone said. “The foundation of our profitability and growth is the consistency and quality in our business fundamentals, including risk standards, portfolio performance and delivery of world-class customer and dealer service.”

On Sept. 30, 2014, Ford Credit’s total net receivables were $106 billion, compared with $100 billion at year-end 2013. Managed receivables were $110 billion on Sept. 30, 2014, up from $103 billion on Dec. 31, 2013. On Sept. 30, 2014, managed leverage was 8.5:1, equal to year-end 2013.

Ford Credit continues to expect full-year pre-tax profit of $1.8 billion to $1.9 billion. Ford Credit’s guidance for year-end managed receivables and managed leverage also is unchanged. Ford Credit now expects distributions to its parent of about $400 million, up from prior guidance of about $250 million, primarily driven by the favorable tax items. For 2015, Ford Credit expects full-year pre-tax profit about equal to or higher than 2014.

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About Ford Motor Credit Company
Ford Motor Credit Company LLC has provided dealer and customer financing to support the sale of Ford Motor Company products since 1959. Ford Credit is a wholly owned subsidiary of Ford. For more information, visit www.fordcredit.com or www.lincolnafs.com.

Contacts:	Margaret Mellott	Stephen Dahle
	Ford Credit	Fixed Income
	Communications	Investment Community
	313.322.5393	313.621.0881
	mmellott@ford.com	fixedinc@ford.com
— — — — —

*	The financial results discussed herein are presented on a preliminary basis; final data will be included in Ford Credit’s Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2014.

Risk Factors

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geopolitical events, or other factors;

•	Decline in Ford’s market share or failure to achieve growth;

•	Lower-than-anticipated market acceptance of Ford’s new or existing products;

•	Market shift away from sales of larger, more profitable vehicles beyond Ford’s current planning assumption, particularly in the United States;

•	An increase in or continued volatility of fuel prices, or reduced availability of fuel;

•	Continued or increased price competition resulting from industry excess capacity, currency fluctuations, or other factors;

•	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;

•	Adverse effects resulting from economic, geopolitical, or other events;

•
Economic distress of suppliers that may require Ford to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase costs, affect liquidity, or cause production constraints or disruptions;

•
Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, production constraints or difficulties, or other factors);

•	Single-source supply of components or materials;

•	Labor or other constraints on Ford’s ability to maintain competitive cost structure;

•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;

•	Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates or investment returns);

•	Restriction on use of tax attributes from tax law “ownership change;”

•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs;

•	Increased safety, emissions, fuel economy, or other regulations resulting in higher costs, cash expenditures, and/or sales restrictions;

•	Unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise;

•
A change in requirements under long-term supply arrangements committing Ford to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller (“take-or-pay” contracts);

•	Adverse effects on results from a decrease in or cessation or clawback of government incentives related to investments;

•	Inherent limitations of internal controls impacting financial statements and safeguarding of assets;

•	Cybersecurity risks to operational systems, security systems, or infrastructure owned by Ford, Ford Credit, or a third-party vendor or supplier;

•	Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities;

•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;

•	Higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles;

•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles; and

•	New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise. For additional discussion, see “Item 1A, Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY

CONSOLIDATED INCOME STATEMENT
For the Periods Ended September 30, 2013 and 2014
(in millions)

	Third Quarter		First Nine Months
	2013	2014	2013	2014
	(unaudited)
Financing revenue
Operating leases	$888	$1,062	$2,460	$3,029
Retail Financing	702	708	2,079	2,095
Dealer Financing	360	424	1,123	1,241
Other	24	20	73	62
Total financing revenue	1,974	2,214	5,735	6,427
Depreciation on vehicles subject to operating leases	(629)	(801)	(1,663)	(2,248)
Interest expense	(691)	(663)	(2,056)	(2,002)
Net financing margin	654	750	2,016	2,177
Other revenue
Insurance premiums earned	28	31	87	94
Other income, net	81	67	204	184
Total financing margin and other revenue	763	848	2,307	2,455
Expenses
Operating expenses	289	276	779	807
Provision for credit losses	32	57	81	115
Insurance expenses	15	17	59	102
Total expenses	336	350	919	1,024
Income before income taxes	427	498	1,388	1,431
Provision for/(Benefit from) income taxes	155	(220)	477	137
Net income	$272	$718	$911	$1,294
__________
Certain prior period amounts in our Consolidated Income Statement were reclassified to conform to the presentation in our 2013 Form 10-K Report.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the Periods Ended September 30, 2013 and 2014
(in millions)

	Third Quarter		First Nine Months
	2013	2014	2013	2014
	(unaudited)
Net income	$272	$718	$911	$1,294
Other comprehensive income/(loss), net of tax
Foreign currency translation	176	(335)	(62)	(332)
Total other comprehensive income/(loss), net of tax	176	(335)	(62)	(332)
Comprehensive income	$448	$383	$849	$962

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY

CONSOLIDATED BALANCE SHEET
(in millions)
	December 31, 2013	September 30, 2014
	(unaudited)
ASSETS
Cash and cash equivalents	$9,424	$7,329
Marketable securities	1,943	3,767
Finance receivables, net	81,636	85,197
Net investment in operating leases	18,277	20,916
Notes and accounts receivable from affiliated companies	1,077	828
Derivative financial instruments	585	751
Other assets	2,666	2,428
Total assets	$115,608	$121,216

LIABILITIES
Accounts payable
Customer deposits, dealer reserves, and other	$1,445	$1,252
Affiliated companies	211	468
Total accounts payable	1,656	1,720
Debt	98,693	103,951
Deferred income taxes	1,627	1,618
Derivative financial instruments	506	291
Other liabilities and deferred income	2,522	2,314
Total liabilities	105,004	109,894

SHAREHOLDER’S INTEREST
Shareholder’s interest	5,217	5,217
Accumulated other comprehensive income	717	385
Retained earnings	4,670	5,720
Total shareholder’s interest	10,604	11,322
Total liabilities and shareholder’s interest	$115,608	$121,216

The following table includes assets to be used to settle the liabilities of the consolidated variable interest entities (“VIEs”). These assets and liabilities are included in the consolidated balance sheet above.

	December 31, 2013	September 30, 2014
	(unaudited)
ASSETS
Cash and cash equivalents	$4,198	$2,022
Finance receivables, net	45,796	37,590
Net investment in operating leases	8,116	9,927
Derivative financial instruments	5	13

LIABILITIES
Debt	$40,728	$35,869
Derivative financial instruments	88	18

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
APPENDIX

In evaluating Ford Credit’s financial performance, Ford Credit management uses financial measures based on Generally Accepted Accounting Principles (“GAAP”), as well as financial measures that include adjustments from GAAP.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP:

Net Finance Receivables and Operating Leases	December 31, 2013	September 30, 2014
Receivables (a)	(in billions)
Net Receivables
Finance receivables – North America Segment
Consumer retail financing	$40.9	$43.5
Non-Consumer
Dealer financing (b)	22.1	21.5
Other	1.0	0.9
Total finance receivables – North America Segment	64.0	65.9
Finance receivables – International Segment
Consumer retail financing	10.8	11.8
Non-Consumer
Dealer financing (b)	8.3	9.3
Other	0.4	0.3
Total finance receivables – International Segment	19.5	21.4
Unearned interest supplements	(1.5)	(1.7)
Allowance for credit losses	(0.4)	(0.4)
Finance receivables, net	81.6	85.2
Net investment in operating leases	18.3	20.9
Total net receivables	$99.9	$106.1

Managed receivables
Total net receivables	$99.9	$106.1
Unearned interest supplements and residual support	3.1	3.8
Allowance for credit losses	0.4	0.4
Other, primarily accumulated supplemental depreciation	—	0.1
Total managed receivables	$103.4	$110.4

Managed Leverage Calculation	December 31, 2013	September 30, 2014
	(in billions)
Total debt (c)	$98.7	$104.0
Adjustments for cash, cash equivalents, and marketable securities (d)	(10.8)	(10.6)
Adjustments for derivative accounting (e)	(0.2)	(0.3)
Total adjusted debt	$87.7	$93.1

Equity (f)	$10.6	$11.3
Adjustments for derivative accounting (e)	(0.3)	(0.3)
Total adjusted equity	$10.3	$11.0

Managed leverage (to 1) = Total adjusted debt / Total adjusted equity	8.5	8.5
Memo: Financial statement leverage (to 1) = Total debt / Equity	9.3	9.2

__________

(a)
Includes finance receivables (retail and wholesale) sold for legal purposes and net investment in operating leases included in securitization transactions that do not satisfy the requirements for accounting sale treatment. These receivables and operating leases are reported on Ford Credit’s balance sheet and are available only for payment of the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions; they are not available to pay the other obligations of Ford Credit or the claims of Ford Credit’s other creditors.

(b)	Dealer financing primarily includes wholesale loans to dealers to finance the purchase of vehicle inventory.

(c)
Includes debt reported on Ford Credit’s balance sheet that is issued in securitization transactions and payable only out of collections on the underlying securitized assets and related enhancements. Ford Credit holds the right to receive the excess cash flows not needed to pay the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions.

(d)	Excludes marketable securities related to insurance activities.

(e)
Primarily related to market valuation adjustments to derivatives due to movements in interest rates. Adjustments to debt are related to designated fair value hedges and adjustments to equity are related to retained earnings.

(f)	Shareholder’s interest reported on Ford Credit’s balance sheet.